Exhibit 99.1

Form of Press Release Dated January 3, 2003

National Wine & Spirits, Inc. announces Diageo decision
regarding Illinois brand distribution

         Indianapolis, Indiana. (January 3, 2003.) As previously reported, National Wine & Spirits, Inc. ("NWS") and other competing wholesalers of spirits and wine have been awaiting decisions by Diageo regarding future distribution rights for certain Diageo brands for the States of Indiana, Illinois and Michigan. These decisions represent a continuation of a state-by-state consolidation and realignment of brands which Diageo acquired when it purchased Seagram in 2001.

         On January 3, 2003, NWS was informed verbally by Diageo that NWS was not chosen as the exclusive Diageo distributor for the State of Illinois. While NWS was also informed that current Diageo distribution rights for Illinois will terminate effective February 3, 2003, NWS believes that the attempt to terminate NWS' rights in Illinois is wrongful and not in accordance with Illinois law or the terms of NWS' existing Seagram agreement.

         Revenue for the affected Diageo brands in Illinois for the twelve months ended November 30, 2002 was approximately $79 million, and total Diageo cases shipped were approximately 0.5 million. For the same twelve-month period, distribution of these Diageo brands in Illinois contributed approximately $15 million to the gross profit of NWS.

         Decisions regarding Diageo distribution rights for Indiana and Michigan have not been announced.

         James E. LaCrosse, Chairman and CEO of NWS, stated, "We are obviously disappointed by the Diageo decision. However, we do not believe this action by Diageo to be lawful, and we look forward to resolving this with Diageo over the next several weeks and months." Mr. LaCrosse also reported that NWS is in the process of fully evaluating the financial impact of the Diageo decision and reaffirmed NWS' financial guidance for its fiscal year ending March 31, 2003; that is, for stable to slightly lower profit and EBITDA.

         Forward-looking statements “as defined in the Private Securities Litigation Reform Act of 1995” may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2002, and its Form 10-Q for the six months ended September 30, 2002.